Exhibit 99.B(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA SERIES FUND, INC.

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Capital Allocation Fund
Voya Corporate Leaders 100 Fund
Voya Global Target Payment Fund
Voya Large Cap Growth Fund
Voya Mid Cap Value Advantage Fund
Voya Money Market Fund
Voya Small Company Fund